For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Noel Ryan, Don Hunt

Lambert, Edwards & Associates, Inc.

616-233-0500

FREMONT MICHIGAN INSURACORP, INC. ANNOUNCES

PRELIMINARY RESULTS FOR 2005

Fremont, Michigan, February 8, 2006 -- Fremont Michigan InsuraCorp, Inc. (OTC: FMMH) today released the preliminary underwriting highlights of its subsidiary, Fremont Insurance Company, for the year ended December 31, 2005.

The company reported total direct written premiums of $45.5 million for the year ended December 31, 2005 compared to $42.0 million for 2004, an increase of 8.3 percent.

"We anticipate that our results for 2005 will be the best in the 130-year history of Fremont Insurance," said Richard E. Dunning, President and CEO. "We are very pleased with our premium growth, particularly given overall soft conditions in the market. Our performance reflects well on our overall growth strategy and every member of our team."

Kevin Kaastra, Vice President of Finance, added, "The improvement in our combined ratio is positive evidence of the Company's focus on and commitment to underwriting discipline. The company is also benefiting from its continued effort to drive down our expense ratio by embracing automation and fully leveraging technology in all areas of the business."

The table below includes direct written premium by segment as well as the net loss and loss adjusting expense ratio, the expense ratio and the combined ratio for the years ended December 31, 2005 and 2004.

UNDERWRITING HIGHLIGHTS (UNAUDITED) FREMONT INSURANCE COMPANY	12/31/2005	12/31/2004	$ Change	% Change
	(In millions)
Personal	29.7	26.7	3.0	11.2%
Commercial	9.2	9.2	0.0	0.0%
Farm	4.8	4.6	0.2	4.3%
Marine	1.8	1.5	0.3	20.0%

Total direct written premium	45.5	42.0	3.5	8.3%

Net loss & loss adjusting expense ratio	53.2%	62.4%
Expense ratio	31.8%	34.8%

Combined ratio	85.0%	97.2%

The Company said it expects to report full fourth-quarter and fiscal year 2005 results on or about February 27, 2006.

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Fremont/Page2

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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